Exhibit 10(a)(xx)
COUSINS PROPERTIES INCORPORATED
2005 Restricted Stock Unit Plan
Restricted Stock Unit Certificate for 2010-2012 Performance Period
     This Restricted Stock Unit Certificate evidences that on February ___, 2010 (“Grant Date”) the key employee named below (“Key Employee”) was awarded an opportunity to receive restricted stock units (“RSUs”) pursuant to the Cousins Properties Incorporated (“CPI”) 2005 Restricted Stock Unit Plan (the “Plan”). The number of RSUs actually payable under this Certificate depends on the extent to which CPI attains each of two separate performance goals for the Performance Period and whether the service vesting condition is met, all as described in more detail in this Certificate. The definitions set forth in the Plan are incorporated in this Certificate, and these RSUs are subject to all of the terms and conditions set forth in the Plan (to the extent such terms are not inconsistent with the terms in the Certificate) and in this Certificate.
Terms and Conditions
1.	Name of Key Employee: .

2.	Target Number of RSUs. Key Employee’s target number of RSUs payable based on CPI’s attainment of the performance goals set forth on Exhibit A (“Exhibit A RSUs”) is ___. Key Employee’s target number RSUs payable based on CPI’s attainment of the performance goals set forth on Exhibit B (“Exhibit B RSUs) is ___. Key Employee will be paid based on a percentage of the target number (ranging from 0% to 200%) as set forth on Exhibit A and/or Exhibit B, whichever is applicable.

3.	Performance Period. The Performance Period is January 1, 2010 through December 31, 2012.

4.	Service Vesting Condition and Forfeiture. Except as set forth in § 8 of the Plan if a Change in Control is consummated or as set forth in this § 4, Key Employee will vest in the RSUs only if Key Employee remains continuously employed by CPI through the third anniversary of the Grant Date. A transfer between or among CPI or any Subsidiary, Parent or Affiliate of CPI shall not be treated as a termination of employment with CPI. If Key Employee’s employment is terminated for any reason except Retirement or death before the third anniversary of the Grant Date, Key Employee shall automatically forfeit the RSUs in full regardless of whether the performance goals on Exhibit A and/or Exhibit B are met. If Key Employee’s employment terminates due to Retirement or death, Key Employee will be deemed to have satisfied this service vesting condition but not the performance goals set forth on Exhibit A and Exhibit B. For this purpose, “Retirement” shall mean Key Employee’s termination of employment with CPI on or after the date (a) Key Employee has attained age 60 and (b) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment measured since Key Employee’s most recent date of hire (disregarding any partial year of employment) equal at least 65.
5.	Cash Dividends. If Key Employee becomes entitled to a payment for vested RSUs under § 6 and a cash dividend (whether ordinary or extraordinary) has been paid on a share of Stock during the Performance Period, CPI shall pay Key Employee a dividend equivalent payment. The dividend equivalent payment will equal (a) the total amount of cash dividends that would have been paid to Key Employee if the vested RSUs payable under § 6 were actually shares of Stock held by Key Employee during the Performance Period plus (b) any additional cash dividends that would have been payable during the Performance Period if the cash dividends described in § 5(a) were reinvested in Stock for the remainder of the Performance Period. Any amounts payable under this § 5 shall be made at the same time and in the same manner as the payment under § 6.

6.	Distribution of Payment Represented by RSUs. As soon as practical after the end of the Performance Period, the Committee will determine the extent to which the performance goals and the service vesting condition have been met and the number of vested RSUs payable under this § 6 to Key Employee. The number of vested RSUs shall equal the sum of the Exhibit A RSUs payable pursuant to Exhibit A plus the Exhibit B RSUs payable pursuant to Exhibit B. Payment of vested RSUs shall be made in a single payment in cash to Key Employee (or if Key Employee dies after the RSUs vest and before payment is made, his Beneficiary) as soon as practical (and no later than 90 days) after the last day of the Performance Period; provided the service vesting condition is met. Any fractional RSUs shall be rounded down. The value of each RSU for purposes of determining the cash payment is equal to the Fair Market Value of one share of Stock on December 31, 2012. Although set forth in more detail in the Plan, Fair Market Value generally means the average of the closing price of a share of Stock on each trading day during the 30 day period ending on the applicable valuation date. Any portion of the RSUs that is not payable because the performance goals are not met shall automatically be forfeited as of December 31, 2012 or, if earlier, the date Key Employee’s employment terminates for reasons other than Retirement or death.

7.	Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.

8.	Nontransferability and Status as Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any opportunity to receive RSUs or the RSUs themselves. All payments pursuant to this Certificate shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

9.	Employment and Termination. Nothing in this Certificate shall give Key Employee the right to continue in employment with CPI or limit the right of CPI to terminate Key Employee’s employment with or without cause at any time.

10.	No Shareholder Rights. Key Employee shall have no rights as a shareholder of CPI as a result of any opportunity or any payment arising under this Certificate.

11.	Amendment and Termination. The Plan and this Certificate may be modified and/or terminated as set forth in the Plan.

12.	Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

13.	Coordination with Plan. During the Performance Period, the RSUs subject to this Certificate shall be treated the same as (a) outstanding Restricted Stock Units solely for purposes of the adjustment provisions in § 7 of the Plan and (b) outstanding Awards solely for purposes of the change in control provisions in § 8 of the Plan and the amendment provisions in § 9 of the Plan.

14.	Change in Control. For purposes of § 8 of the Plan, the target for the performance goals (as used in such section) shall mean the performance goal that results in 100% of the target number of RSUs being payable under § 6.

15.	Short-Term Deferral. Any payments under this Certificate are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Certificate shall be interpreted to effect such intent.

Cousins Properties Incorporated
By:
Name:

EXHIBIT A
If the Ratio equals 6.25:1 or higher, no Exhibit A RSUs are payable under § 6.
If the Ratio equals 5.5:1, the actual number of Exhibit A RSUs payable under § 6 will equal 100% of the target number of such RSUs.
If the Ratio equals 4.5:1 or lower, the actual number of Exhibit A RSUs payable under § 6 will equal 200% of the target number of such RSUs.
If the Ratio falls between 4.5:1 and 5.5:1 or between 5.5:1 and 6.25:1 (but not at the 4.5:1, 5.5:1, or 6.25:1 levels), the actual number of Exhibit A RSUs payable under § 6 will be mathematically interpolated by the Committee, but in no event will the number exceed 200% of the target number of such RSUs.
Notwithstanding the foregoing, the Committee may at any time in its sole discretion remove or lower the performance goals described in this Exhibit A.
For purposes of this Exhibit A, the following definitions will apply:
(a) “Cash Equivalents” shall have the meaning as set forth in the Credit Facility (as defined below).
(b) “Combined Parties” shall have the meaning as set forth in the Credit Facility (as defined below).
(c) “Credit Facility” shall mean that certain Amended and Restated Credit Agreement, dated as of August 29, 2007, among CPI, as the Principal Borrower, certain consolidated entities of CPI, Bank of America, NA, as Administrative Agent, and the other lenders a party thereto, as amended from time to time.
(d) “Total Debt” shall have the meaning as set forth in the Credit Facility but shall be reduced by the amount of cash and Cash Equivalents held by CPI and the Combined Parties, as reasonably determined by the Committee or its delegate.
(e) “Consolidated EBITDA” shall have the meaning set forth in the Credit Facility, as reasonably determined by the Committee or its delegate.
(f) “Ratio” shall mean the ratio of Total Debt to the trailing 12-month Consolidated EBITDA, as determined on the last business day of the Performance Period; provided, however, both Total Debt and Consolidated EBITDA shall be adjusted to eliminate any increase in the Ratio to the extent such increase is attributable to any new investments or assets acquired after the beginning of the Performance Period, as reasonably determined by the Committee or its delegate.

EXHIBIT B
If TSR is at or below the 35th percentile when compared to the total shareholder return for the Performance Period (as reasonably determined by the Committee or its delegate) of each of the Companies, no Exhibit B RSUs are payable under § 6.
If TSR is at the 50th percentile when compared to the total shareholder return for the Performance Period (as reasonably determined by the Committee or its delegate) of each of the Companies, the actual number of Exhibit B RSUs payable under § 6 will equal 100% of the target number of such RSUs.
If TSR is at or above the 75th percentile when compared to the total shareholder return for the Performance Period (as reasonably determined by the Committee or its delegate) of each of the Companies, the actual number of Exhibit B RSUs payable under § 6 will equal 200% of the target number of such RSUs.
If TSR falls between the 35th and 50% percentiles or between the 50% and 75th percentiles when compared to the total shareholder return for the Performance Period of each of the Companies, but not at the 35th, 50th, or 75th percentile levels, the actual number of Exhibit B RSUs payable under § 6 will be mathematically interpolated by the Committee, but in no event will the number exceed 200% of the target number of such RSUs.
In determining total shareholder return of each of the Companies, the Committee (or its delegate) will use the same methodology used to compute TSR to the extent practical.
Notwithstanding the foregoing, the Committee may at any time in its sole discretion remove or lower the performance goals described in this Exhibit B.
For purposes of this Exhibit B, the following definitions shall apply:
(a) “Companies” shall mean all companies represented in the RMZ on January 1, 2010 (other than CPI) which remain publicly traded on an established exchange for the entire Performance Period.
(b) “RMZ” shall mean the MSCI US REIT Index.
(c) “TSR” shall mean total shareholder return on a share of Stock for the Performance Period (generally appreciation in the Fair Market Value of a share of Stock plus dividends treated as reinvested in Stock), as reasonably determined by the Committee or its delegate.